                                                                    Exhibit p(5)




                                   [GRAPHIC]



                        BARING ASSET MANAGEMENT HONG KONG

                                 CODE OF ETHICS

                BARING ASSET MANAGEMENT HONG KONG CODE OF ETHICS

--------------------------------------------------------------------------------

                                IMPORTANT NOTICE
                                ----------------

THIS DOCUMENT CONSTITUTES THE "CODE OF ETHICS" APPLICABLE TO BARING ASSET MANAGEMENT (ASIA) LIMITED AND BARING INTERNATIONAL FUND MANAGERS LIMITED ("BAM HK GROUP COMPANIES"). THIS CODE IS REQUIRED TO BE ADHERED TO BY STAFF EMPLOYED BY, OR ACTING ON BEHALF OF, THE BAM HK GROUP COMPANIES.

IT SHOULD BE NOTED THAT UNDER THE US REQUIREMENTS APPLICABLE TO BARING ASSET MANAGEMENT (ASIA) LIMITED ("BAMA") IN ITS ROLE AS INVESTMENT ADVISOR TO US-REGISTERED 1940 COMPANIES ("1940 ACT CLIENTS"), ANY BREACH OF THIS CODE BY "ACCESS PERSONS" (REFER BELOW FOR DEFINITION) MUST BE REPORTED BY THE BAM HK GROUP COMPLIANCE DEPARTMENT TO THE BOARD OF DIRECTORS OF THE RELEVANT 1940 ACT CLIENT AT LEAST ON AN ANNUAL BASIS. ADDITIONALLY, UNDER THE SEC'S RULES, THIS CODE OF ETHICS WILL BE REQUIRED TO BE REVIEWED AND APPROVED BY EACH 1940 ACT CLIENT TOGETHER WITH ANY MATERIAL CHANGE MADE TO THE CODE THEREAFTER AND, A COPY OF THIS CODE WILL BE REQUIRED TO BE FILED BY THE 1940 ACT CLIENT WITH THE SECURITIES AND EXCHANGE COMMISSION. FURTHERMORE, FROM THE YEAR 2000, THE BOARD OF EACH 1940 ACT CLIENT MUST RECEIVE FROM THE BAM HK GROUP COMPLIANCE DEPARTMENT, ANNUAL REPORTS REGARDING ANY PROBLEMS WHICH MAY HAVE ARISEN UNDER THIS CODE, INCLUDING MATERIAL VIOLATIONS, DURING THE PREVIOUS YEAR AND MUST PROVIDE A CERTIFICATION TO EACH 1940 ACT CLIENT THAT THIS CODE CONTAINS PROCEDURES REASONABLY NECESSARY TO PREVENT ACCESS PERSONS FROM BREACHING THE CODE.

IF ANY MEMBER OF STAFF OF A BAM HK GROUP COMPANY HAS ANY QUERY OR DOUBT REGARDING ANY ITEM SET OUT IN THIS CODE OR WHETHER IT APPLIES IN ANY PARTICULAR CIRCUMSTANCE, HE/SHE SHOULD CONSULT ONE OF THE COMPLIANCE OFFICERS OF THE BAM HK GROUP COMPLIANCE DEPARTMENT.

In this Code, the following terms have the meaning ascribed to them:

"ACCESS PERSON" means any Account Manager of 1940 Act clients of BAMA, all members of the SIT (including their Assistants), all Dealers, all members of Portfolio Control, Directors and officers of BAMA and any other member of staff of BAMA or of any company in a control relationship with BAMA, who in the ordinary course of business makes decisions regarding, participates in, or obtains information about, intended investment transactions to be effected for any 1940 Act client.

"BAMA" means Baring Asset Management (Asia) Limited.

"BAM HK GROUP" and/or "BAM HK GROUP COMPANIES" means Baring Asset Management
(Asia) Limited and Baring International Fund Managers Limited.

"COMPLIANCE DEPARTMENT", "COMPLIANCE OFFICER/MANAGER" and "LOCAL COMPLIANCE OFFICER" means the BAM HK Group Compliance Department and a Compliance Officer or Compliance Manager of that Department.

"EMPLOYEE", "STAFF" or "YOU" means any Director, employee, Access Person, contractor and part-time or temporary employee of BAM HK Group and any other member of Group staff who has specifically been notified, and has agreed, that he/she is subject to this Code of Ethics.

"GROUP" or "BAM" means Baring Asset Management Holdings Limited and its subsidiaries.

"ING GROUP" means companies within the ING Group of which the ultimate parent company is Internationale Nederlanden Groep NV.

"SEC" means the Securities and Exchange Commission of the USA.

"SFC" means the Securities and Futures Commission of Hong Kong.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
"SIT" means the Asian Equities Specialist Investment Team of BAM HK Group.

"1940 ACT CLIENTS" means clients of BAMA which are US-registered 1940 companies.

                    SECTION A: PERSONAL ACCOUNT DEALING RULES
                    -----------------------------------------

1.       INTRODUCTION

1.1 The procedures set out below form the basis on which staff of the BAM HK Group companies (including Directors) are permitted to trade in any Investment. Contractors, secondees and temporary/part time staff are also subject to these rules and are required to comply with them. THESE PROCEDURES REPLACE ALL PREVIOUS INSTRUCTIONS. If you have any queries or if you are in any doubt about whether a particular transaction is permitted, you should consult one of the Compliance Officers. Any amendments to these procedures will be notified to you and the procedures as varied must be complied with from the specified effective date. Definitions of certain terms used in these rules are set out at the end of this document in rule 9. Definitions of certain terms used in this Code are set out at the commencement of this document and definitions of other terms used specifically in this section A are set out in rule 9 below.

1.2 The BAM HK Group allows its employees to deal on their own account on the basis that employees will not trade to the disadvantage of the BAM HK Group's clients, abuse their trust and responsibility or take inappropriate advantage of their position. You are reminded that your principal responsibility is to attend to the BAM HK Group's business and that your personal business (without exception) must be subordinated to the interests of the BAM HK Group and its clients.

1.3 YOU ARE BOUND BY THESE PERSONAL ACCOUNT DEALING RULES AND ARE REQUIRED TO OBSERVE THEM AS A TERM OF YOUR CONTRACT OF EMPLOYMENT. PERSONAL ACCOUNT DEALING IS PERMITTED ONLY IN THE CIRCUMSTANCES AND IN ACCORDANCE WITH THE PROCEDURES SET OUT BELOW. IT IS ESSENTIAL THAT YOU FAMILIARISE YOURSELF WITH THESE PROCEDURES.

1.4 TRADING WHILE IN POSSESSION OF INSIDE INFORMATION OR PASSING INSIDE INFORMATION TO OTHERS, OR PROCURING OTHERS TO TRADE WHILE IN POSSESSION OF INSIDE INFORMATION ARE CIVIL AND POSSIBLE CRIMINAL OFFENCES UNDER THE SECURITIES (INSIDER DEALING) ORDINANCE CAP 395; A BRIEF SUMMARY OF WHICH IS SET OUT IN APPENDIX 1. INSIDER TRADING IS ALSO PROHIBITED UNDER THE LAWS OF OTHER JURISDICTIONS AND BREACHES CAN GIVE RISE TO BOTH CRIMINAL AND CIVIL PROCEEDINGS UNDER SUCH LEGISLATION. THE DRUG TRAFFICKING (RECOVERY OF PROCEEDS) ORDINANCE CONTAINS STRINGENT ANTI-MONEY LAUNDERING LAWS AND IMPOSES TOUGH AND COMPLICATED RESPONSIBILITIES ON INDIVIDUALS AND, THEREFORE, IT IS ESSENTIAL THAT YOU ARE AWARE OF YOUR OBLIGATIONS AND COMPLY WITH THE BAM HK GROUP POLICY AND PROCEDURES GOVERNING MONEY LAUNDERING DETERRENCE.

1.5 You must treat as confidential all documentation and information of a sensitive nature including information relating to clients and any matter relating to the BAM HK Group. You must take all reasonable steps to ensure that such information and documentation is not divulged to anyone without the prior written consent of the client or a Director of the relevant BAM HK Group Company. The obligation of confidentiality continues after an employee has left the employment of the BAM HK Group for whatever reason. If you are not certain about what is or is not confidential, you should check beforehand with a member of the Compliance Department.

         Confidential matters must not be used for any kind of Personal Account Dealing. You must also be aware of, and observe, the BAM HK Group Policy on Conflicts of Interest and Chinese Walls relating to prevention of the passing of confidential or price-sensitive information from one department or company of the Group to another.

1.6 FAILURE TO OBSERVE THESE PERSONAL ACCOUNT DEALING RULES MAY BE CONSIDERED AS GROUNDS FOR DISCIPLINARY ACTION AND A BREACH MAY BE TREATED AS GROSS MISCONDUCT LEADING TO SUMMARY

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         DISMISSAL. IN ADDITION, A TRANSACTION EXECUTED IN BREACH OF THE RULES MAY BE REQUIRED TO BE CANCELLED OR REVERSED, IN WHICH CASE ANY PROFIT REALISED WILL BE REQUIRED TO BE GIVEN TO CHARITY (DISGORGED) AS DIRECTED BY THE BAM HK GROUP, AND ANY LOSS WILL BE BORNE BY THE EMPLOYEE.

1.7 In addition to regulation by the Securities and Futures Commission, Baring Asset Management (Asia) Limited ("BAMA") is registered with the US Securities and Exchange Commission and, therefore, subject to certain US requirements governing Personal Account Dealing procedures. Consequently, if you are an Access Person, you are subject to certain additional or varied requirements as set out in the relevant provisions in this document.

2.       SUMMARY OF REQUIREMENTS

2.1 Set out below is a summary of the salient requirements of these Personal Account Dealing rules. HOWEVER, YOU MUST READ THIS ENTIRE DOCUMENT AND ADHERE TO ALL THE RULES.

         a) Every new member of staff who is an Access Person (refer to rule 5.8 below) is required within 10 days after joining the Group to provide details of all Investments beneficially owned by him/her and any Connected Person by filling out a Disclosure of Securities Holdings Form. Thereafter, each Access Person must provide the quarterly reports referred to in rule 5.8 below.

         b) Unless an exemption applies (refer to Rule 3 below), in respect of each Personal Account Dealing transaction in any
                  Investment:

                  (i) prior authorisation is required from the Country Manager, the Compliance Officer and either the CEO:
                           Asia Pacific or the COO: Asia Pacific; and
                  (ii) the Compliance Department must receive a duplicate trade confirmation/contract note/statement directly from the Broker. The Broker must be given standing instructions to send duplicate statements/contract notes/confirmations to the Compliance Department.

         c) All Personal Account Dealing transactions may be executed through a Broker of your choice. Accounts held with brokers must be disclosed at time of joining through a Disclosure of Personal Broker Account Form (the form is in the Compliance Manual)

         d) There are specific restrictions on Personal Account Dealings in ING Group Investments and certain closed-end Funds managed or administered by the Group. These are set out in rule 6 below.

3.       SPECIFIC EXEMPTIONS FOR TRANSACTIONS/ARRANGEMENTS

3.1 Unless specified to the contrary, subject to compliance with the other provisions of these Personal Account Dealing Rules, you are not required to comply with rules 4.1 and 5.1 below (prior permission and arrangements for duplicate trade confirmations to be provided by the Broker to the Compliance Department) in respect of transactions or arrangements outlined below in this section 3; in relation to which general permission to trade is provided to you.

3.2 Dealings in Unit Trusts and other unlisted open-ended Mutual Funds. However, this exemption is not available to Access Persons (staff who are covered by rule 5.8) in respect of Funds which are managed, administered or sponsored by a Group company, an ING Group or other affiliate of an ING Group.

3.3 Life insurance policies and pension schemes provided that you do not give execution instructions or advise on any particular transaction in Investments in the policy or scheme.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
3.4 Spot foreign exchange. It should be noted that this exemption does not apply to forward foreign exchange transactions.

3.5 Provided that a copy of the written instruction to the Broker is sent to the Compliance Department, you may enter into any arrangement under which Investments are: (a) purchased pursuant to regular standing order or direct debit arrangements; (b) acquired by way of a standing election to reinvest dividends or other distributions received; and (c) acquired pursuant to a standing election to receive shares in place of a cash dividend.

3.6 Transactions effected by an external fund manager for a portfolio managed by that firm on a fully discretionary basis. Refer to rule 4.2 below.

3.7 Applications for participation in initial public offers. However, this exemption is not available to Access Persons (staff who are covered by rule 5.8) in respect of proposed participation in Investments registered for public offer in the United States. Subsequent sale of such publicly subscribed Investments must be approved by a Compliance Officer and placed through the BAM HK Group Dealing desk. Copies of documents relating to the original subscription must be provided to the Compliance Department. It should be noted that this exemption is not available to any member of staff for any proposed participation in a private placement.

4.       ARRANGEMENTS WITH BROKERS

4.1 Before you commence dealing in any Investments either for your own account or the account of a Connected Person, you must obtain authorization from the Compliance Department to set up an account with a Broker of your choice by completing the Permission to Use Outside Broker Form. (this form is in the Compliance Manual). If such Broker accounts are already set up at the time of joining, staff members must also disclose these accounts. The Broker must be notified in writing that: (a) you are an employee of Baring Asset Management; and (b) a copy of the contract note or confirmation for each transaction must be sent (at the same time that the original is sent) to the Compliance Department at Baring Asset Management, 19F Edinburgh Tower.
         Staff members must also sign a standard authorisation letter for the Broker to disclose transaction information to the BAM HK Group (the standard letter is in the Compliance Manual)

4.2 If you intend to place funds under discretionary management with an external fund manager you must provide to the Compliance Department the following details in writing: (a) name of the firm (b) confirmation that the account will be managed exclusively at the discretion of that firm without any consultation with, or instruction from you on individual investment decisions (i.e., the account must be managed entirely at that firm's discretion) (c) copy of the Agreement with, or instructions to, the fund manager to verify that the account is managed by the external firm on a fully discretionary basis (d) A copy of a letter to the fund manager informing him/her that you are a Director/employee of Baring Asset Management and that BAM HK's approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected (e) a copy of the fund manager's acknowledgement to the letter referred to in (d) above, and (f) any notice of termination of any such arrangement.

         If you are an employee who falls within rules 6.2 or 6.3, you should consult a Compliance Officer in order to cover notification required to the firm regarding prohibitions on dealing for the account during close periods in ING Group Investments.

5.       CLEARANCE, REPORTING AND RELATED PROCEDURES

5.1 Unless the Investment or transaction is exempted under rule 3 above, BEFORE dealing for your own account or for an account within Rule 9.6, you must obtain the written consent of the Compliance Officer or the
         COO: Asia Pacific. You must enter the details relating to the order to be executed on a

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         Staff Dealing Instruction Form (the Form is in the Compliance Manual). Any such permission requested by a Compliance Officer or Compliance Manager must be authorised by the line manager and, in the case of the
         COO: Asia Pacific by the Regional Group Head of Legal & Compliance and the Group CEO: Asia Pacific.

         For deals in stocks which are not dealt in by the BAM HK Group, approval must be obtained from the relevant local/regional Group Compliance Officer through the BAM HK Group Compliance Officer and the
         CEO: Asia Pacific/COO: Asia Pacific. In this case, the Compliance Officer should countersign on the dealing instruction form and insert the date and time that the clearance is obtained.

         Subject to rule 5.2 below, the trade will be authorised by the Compliance Department and by the CEO: Asia Pacific/COO: Asia Pacific provided the relevant investment team(s) and the dealers have confirmed that there is no conflict of interest with deals currently being executed, or about to be executed, for Group clients. Where this might lead to the country manager authorising his/her own deal, authorisation must be obtained from another Investment Director. When giving permission, the CEO: Asia Pacific/COO: Asia Pacific and the Compliance Officer will countersign the Form and insert the date and time permission was given. The Compliance Department will keep the authorised Form and a copy will be given to the employee. The Compliance Officer may seek confirmation of relevant facts relating to the proposed transaction.

         In the event that you are not in the office on the day a trade is to be undertaken, you must telephone a Compliance Officer/Manager for permission to be arranged and documented as required above. The Compliance Officer/Manager must complete the Staff Dealing Authorisation Form during the telephone conversation.

5.2      (a)      Unless the specific written consent of a Compliance Officer is obtained, permission to deal will be refused for three days either side of the date(s) on which a Group company has decided to deal, is dealing or has dealt in the same
                  Investment (or related Investment, such as warrants or options), for a Group client (consequently, a "blackout period" of seven days applies). AS A RESULT OF THIS POLICY,
                  EMPLOYEES MAY NOT BE ABLE TO LIQUIDATE INVESTMENTS IN A TIMELY
                  FASHION AND MUST THEREFORE BE PREPARED TO BEAR THE HOLDING
                  RISKS OF AN INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

         (b)      Any consent provided by a Compliance Officer under rule 5.2
                  (a) above can only be given in exceptional circumstances and subject to the Compliance Officer being satisfied that:

                  (i) the proposed transaction could not reasonably be expected to disadvantage any Group clients and, ordinarily, only where the staff member has made a continuing good faith effort to comply with these Personal Account Dealing Rules in respect of the denied transaction. Permission is more likely to be granted in respect of Personal Account trades involving a small amount of Investments in an issuer that has a very high average daily trading volume, such that the staff member's transaction will not materially affect the price of those Investments; and

                  (ii) the staff member has no involvement in, and no access to, the investment decision making, formulation of investment strategy or making of any investment recommendations to any client for whom the Group has decided to deal, is dealing or has dealt in the same Investment.

                  The Compliance Officer is required to make a full and detailed record of any consent given under this provision and the note must include the reasons as to why he/she is satisfied that the requirements of this rule 5.2 (b) have been satisfied.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
5.3 Before seeking permission to trade, you must ensure that you have the required funds, and in the case of a sale of a security, the security is available for immediate delivery.

5.4 If the BAM HK Group is aware of price-sensitive information about a company, the related securities may be put on a confidential watch list in accordance with the Group policy governing Insider Trading. If staff members submit an order relating to securities that are on the list, they will be advised, confidentially, that dealing is temporarily prohibited.

5.5 The permission remains valid for 24 hours after it has been granted and, in respect of permission given on the last business day of a week, until the end of the next trading session for transactions in European and American markets. Once permission is obtained, you may give your order to the dealing room.

5.6 All Personal Account Dealing transactions are monitored by the Compliance Department on a daily basis and the Compliance Department checks:

         (a) that each Personal Account Dealing transaction has been properly authorised and reconciles the trade against the duplicate trade confirmation received from the Broker; and
         (b) client trades executed by the BAM HK Group in the same Investment to ensure that there is no evidence of front-running or back-trading; and
         (c) that there are no other breaches of these Personal Account Dealing Rules by BAM HK Group staff.

         Any unauthorised trades or material/persistent breaches in adhering to these rules will be reported to the Group Head of Legal & Compliance, the Group Chairman, Deputy Group Chairman, Group Head and BAM HK Head of Human Resources and the employee's Functional Head.

5.7 On a monthly basis, the Compliance Department will provide to (a) each Functional Head, details of trades undertaken by staff within his/her responsibility and (b) the relevant Head of SIT, details of trades undertaken by BAM HK Group staff in Investments. Each such report must be treated by the Functional Head and SIT Head as confidential information; signed to acknowledge receipt of the details and additionally by the Functional Head, acceptance of the trades undertaken by the relevant employees and returned to the Compliance Department.

5.8      Access Persons are required under US regulations to:

         (a) provide, within 10 days after joining, details of all existing Investments beneficially owned by him/her and any Connected Person. The Human Resources Department will provide this form to a new joiner who is an Access Person (the form is in the Compliance Manual). The completed form is required to be returned to the Compliance Department;

         (b) complete a quarterly report (this is in the Compliance Manual) setting out details of:

                  i) each transaction undertaken in an Investment during the relevant calendar quarter in which an Access Person or his/her Connected Person has obtained directly or indirectly beneficial ownership in an Investment. This information is not required to be re-stated in the quarterly report if the Compliance Department has already received in respect of any transaction effected by the Access Person, a contract note/confirmation or statement directly from the Broker which specified all the information required under the headings contained in the quarterly report.

                  ii) Investments in which the Access Person and his/her Connected Person has directly or indirectly a beneficial ownership as at the quarter end.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
                  These quarterly reports will be sent to Access Persons by the Compliance Department and the completed forms are required to be returned to the Compliance Department within 10 days after the end of the relevant quarter.

         The above mentioned reports completed by each Access Person are required under US regulations to be reviewed by appropriate BAM HK Group Management or Compliance personnel. Transactions effected by all BAM HK Group staff are reviewed by a Compliance Officer/Manager, the Functional Head of the Access Person and the relevant SIT Head (or his/her designate). In respect of the initial report and quarterly statements completed by each Access Person under paragraphs (a) and (b) above, it is BAM HK Group policy that such reports are reconciled to, and reviewed against, other periodic reports provided by the Access Person in the event of any irregularities or discrepancies noted by a Compliance Officer/Manager, the Functional Head and/or the SIT Head. Staff should be aware that in reviewing the above mentioned reports submitted by them, their Personal Account Dealing trades will be compared with trades executed on behalf of clients and contract notes, statements, trade confirmations, and other information received by the Compliance Department will also be used to monitor and review Personal Account Dealing for compliance with this Code. The Compliance Department may initiate inquiries of employees regarding personal account trading. Employees are required to co-operate with such inquiries and any review procedures used by the BAM HK Group. A staff member's refusal to co-operate in such inquiries may result in disciplinary action, including dismissal.

         The Compliance Department maintains a list of staff members who are Access Persons and therefore subject to the above requirements. The Compliance Department will inform the relevant members of staff who are covered by this rule that they are Access Persons and up-date the list as and when required.

5.9 The Group Chairman, Deputy Group Chairman and your Functional Head may, despite the procedure for permissions outlined in rule 5.1 above, require that the number of transactions being undertaken by you be reduced if, in his/her opinion, such transactions are affecting your contribution to the work of your Department or for any other reason.

6. RESTRICTIONS ON TRADING IN ING GROUP INVESTMENTS AND CERTAIN FUNDS MANAGED OR ADMINISTERED BY THE BAM GROUP

6.1 If the restrictions set out below apply to you, you should encourage your spouse or any Connected Person to abide by the spirit of these restrictions. The restrictions apply to any dealing by you on behalf of your spouse or a child under the age of 21.

6.2 In respect of Personal Account Dealing in any ING Group Investments (such as shares, options or warrants on such shares and bonds issued by the ING Group), there are four 'close periods' (related to the publication of interim and annual results of the ING Group) during which certain categories of staff are prohibited from dealing in such Investments. The close periods are set out in the Compliance Manual. Personal Account Dealings outside a close period are permitted provided that the person is not in possession of Inside Information and has completed an "ING Group Investments Notification Form" relating to such transactions (which is additional to the requirement for completion and approval of a transaction by using a Staff Dealing Authorisation Form). The ING Group Investments Notification Form is available from the Compliance Department. During the above mentioned close periods, the following transactions are prohibited: (a) exercise of employee share options in any ING shares (b) any dealings in ING Group Investments by any member of an ING Barings Executive Committee (c) any dealings in ING Group Investments by any member of the ING (Amsterdam) Controllers Committee.

6.3 You and any Connected Person may not sell within 90 days after the first official date of dealings any security acquired in any offer for sale/placing made by a member of the ING Group.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
6.4 If you wish to deal in Group unit trusts you are given the benefit of a discounted price when purchasing units but you are expected to retain the units for a minimum of 90 days unless you wish to switch the investment into another Group unit trust.

7.       UNREASONABLE TRADING

7.1      You must not undertake any transactions which:

         (a) commit you to a financial liability which you are not able to meet from readily available funds or otherwise which are not commensurate with, or over-extend, your financial resources;
         (b) may affect your good standing and reputation or that of the ING and the BAM Group; or
         (c) reduce your contribution to the work of your department and/or affects your duties to the Group or its' clients.

7.2 BAM HK Group companies reserve the right, in any event, to require an employee to close out or reverse a transaction.

8.       GENERAL PROHIBITIONS AND RESTRICTIONS

8.1 Intra-day trading (buying and selling an Investment on the same day), short selling (selling Investments which you do not own), including writing an uncovered option on a security, are prohibited unless the prior permission of the Compliance Officer is obtained for the specific trade. Permission will usually be denied unless extenuating circumstances apply.

8.2 You must not request or accept from a Broker any credit or special trading facilities in connection with a transaction.

8.3 In determining whether to give or refuse permission for participation in private placements and, in respect of Access Persons, in initial public offerings of Investments registered for public offer in the United States, the Compliance Officer will take into account the following important factors:

         (a) whether the employee could influence the issuer or broker to the offer and whether the investment opportunity is otherwise being offered to the employee by virtue of his position with the BAM HK Group;
         (b) whether there is any conflict of interest in the proposed investment by the employee; and
         (c) where investment in the relevant security has been, or is to be, made by the BAM HK Group for clients, whether the staff member is also investing through the same means as that for clients; which may be viewed as a potential conflict of interest. In such a case, this would be strictly prohibited by the SFC's Fund Manager's Code of Conduct.

         Where permission has been given to an Access Person to participate in an initial public offer in respect of proposed participation in Investments registered for public offer in the United States or a private placement, the Compliance Officer must record such approval and the reasons for granting permission.

         Access Persons who have previously been given permission to invest in any private placement must notify the Compliance Officer in the event that there is any subsequent proposal to purchase a security of the same issuer for any 1940 Act client. In such circumstances, the proposal to purchase the relevant security for a 1940 Act client must be subject to independent review by a member of investment staff who does not have any personal interest or conflict in relation to the proposed purchase for the client.

8.4 You must not, either solely or jointly with others, make multiple applications for any security offered for sale and should note that the making of such multiple applications is now usually treated as a criminal offence.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
8.5 You must not trade in an Investment at a time or in a manner which you know, or should know, is likely to have an adverse effect on the particular interests of any client of the Group. Employees must not carry out any dealings in any Investment where they know or should know that a Group company is about to take similar action, or is in the course of dealing, on behalf of Group clients or otherwise in circumstances where there is any actual or potential conflict of interest.

8.6 Unless specific written prior permission is obtained from a Compliance Officer, you must not undertake any transaction in Investments directly with any client of the Group unless the client is a Broker. Permission will be denied unless the client is the spouse, co-habitant or infant child of the employee.

8.7 There may be periods during which you will not be permitted to trade in certain Investments as a result of the involvement of another ING Group company in a particular transaction, for example, as an adviser and/or sponsoring broker to new issues and public company take-overs or other involvement which cannot be disclosed. Accordingly, the right is reserved on behalf of the Group to prohibit certain Personal Account Dealing in order to prevent possible conflicts of interests. A senior Compliance Officer has the authority to refuse any transaction without explanation. You may not disclose to anyone that such refusal has occurred.

8.8 If you know that an ING Group company intends to publish a research recommendation or a piece of research or analysis, or other information on an Investment which could reasonably be expected to affect the price of that Investment (or related Investments such as options or warrants), you must not deal in such Investments until the recommendation or research has been published and the information has been made public. Specifically, staff may not trade one day before or after the issuance of such research as required by the Fund Manager's Code of Conduct.

8.9 If you are precluded from dealing under the procedures set out in these Personal Account Dealing rules, you must not (except in the proper course of your employment) counsel or procure any other person to deal or communicate any information or opinion to another person if you know or have reason to believe that the other person will, as a result, deal or counsel or procure someone else to do so.

8.10 In accordance with the SFC Fund Manager's Code of Conduct, there is a minimum holding period of 30 days for staff personal account investments.

9.       DEFINITIONS

         The definitions of terms used in these procedures are set out below:

9.1 "Broker" means any broker, bank or other organisation which offers a dealing or fund management service in Investments, or which offers retail investment vehicles.

9.2      "Connected Person" means:

         (a) Any company, partnership or other unincorporated body controlled by you or by another person falling within the categories set out below, or in which you or that person has a significant interest.
         (b)      Your spouse or partner.
         (c) Any child under the age 21, wherever resident and children over the age of 21 who normally reside in the household.
         (d)      Any members of your household.
         (e) Any other person who is associated with you by reason of a domestic or business relationship (other than as arises solely because that person is a client of the Group), such that you have influence over that person's judgement as to how to invest his/her funds or exercise any rights attaching to his/her Investments.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
9.3 "Functional Head" means the Manager, Head of Department or Director to whom the employee is accountable. Directors are accountable to the Group CEO: Asia Pacific and the Group CEO: Asia Pacific is accountable to the Group CEO: Investment Management Group and the Group Head of Sales & Client Services.

9.4      "Inside Information" is as defined in Appendix 1.

9.5      "Investments" means:

         (a) Shares, stock, treasury stock, bonds, debentures, loan stock, debenture stock, convertible stock, warrants, money market instruments, and whether listed or unlisted (including private placements) and whether traded in the UK or abroad.
         (b) Options, futures and contracts for differences. The latter includes options on indices and covered warrants and any instrument which settles on a cash difference.

         In relation to employees who are Access Persons, under US requirements, the term "Investments" also includes applications for participation in public offers of securities registered for public offer in the United States and dealings in unit trusts and other unlisted open-ended mutual funds in relation to which the Group, another member of the ING Group or an affiliate is involved in managing or administering the Fund.

9.6 "Personal Account Dealing" and "Staff Dealing" or any similar expression means transactions in Investments effected by:

         (a) you for your own account (whether the transactions undertaken on such account by you are for your benefit or that of another person);
         (b) you for any other person who has given you, in your personal capacity, permission or authority to transact on their behalf;
         (c) you in your capacity as a personal representative of an estate or as a Trustee of a trust (in or under which there is a significant interest held by you or any person (including a company) associated with you). If you are a Trustee of a trust in which you have no beneficial interest but may or may not be involved in the taking of investment decisions, brief details of such arrangements must be provided to the Compliance Department, including the names of all the Trustees and how investment decisions are made;
         (d) you in your capacity as a personal representative or a Trustee (otherwise than in (c) above), unless, in making the decision to trade, you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances;
         (e) an Access Person or his/her Connected Person in which he or she directly or indirectly acquires beneficial ownership as defined in Rule 16a-1(a)(2) of the US Exchange Act (a copy of this is set out in the Compliance Manual).

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
                 SECTION B: PROCEDURES GOVERNING APPOINTMENTS OF
                 -----------------------------------------------
                           DIRECTORSHIPS AND OFFICERS
                           --------------------------

1.       INTRODUCTION

         This section B sets out the Group's approval procedures governing appointments of Group staff as Directors or Officers of (a) Group companies and (b) Group investment vehicles and any other third party company or vehicle.

2.       GROUP COMPANIES AND ANY LISTED COMPANIES

(a) Any proposal to appoint a person as a Director or Officer of a Group company or any third party publicly traded company must be made in writing by the Head of the Group company/business for which the relevant member of staff works and submitted in the first instance to the Regional Chief Executive responsible for the Group business/company in respect of which the appointment is proposed or to the Group Deputy Chairman. It should be noted that in some cases the Head of the Group company/business is also the Regional Chief Executive. The proposal should be accompanied by all relevant information required to support the case for making the appointment.

(b) It should be noted that under the SEC's rules, certain categories of Group staff are prohibited from accepting the position of a Director of a publicly traded company without prior authorisation from the Group in accordance with these procedures. Any decision to permit such an appointment must be based upon a determination that such appointment would be consistent with the interests of the 1940 Act clients for which a BAM HK Group company acts as the investment advisor and the shareholders of such 1940 Act clients. Where such an appointment is authorised, the relevant Group member of staff permitted to accept such an appointment must be prevented from making any investment decisions relating to transactions in the securities issued by the publicly traded company through the operation of "Chinese Walls" or other procedures designed to address the potential conflicts of interest.

(c) All appointments of Directors of a Group company and any third party publicly traded company must be approved by the Group Chairman and the Deputy Group Chairman before such an appointment can be made. In respect of any appointments to publicly traded companies, consideration must be given to the matters outlined in (b) above and any other issues relevant to the particular circumstances. If an appointment is approved, the following Departments must be notified before an appointment is made:-

         (i)      Group and local Personnel Departments;
         (ii) the Local Compliance Officer, who must ensure that any notifications required to be made to, or clearance required from, relevant regulators are processed;
         (iii) the Local Company Secretary, who must ensure that the Group Legal Department is notified in order to ensure that the Group corporate database is amended accordingly.

         It should be noted that any resignations of Directorships or Company Secretaries of Group companies must also be notified to the Departments mentioned in (i) to (iii) above.

3.       GROUP INVESTMENT VEHICLES

         (a) Staff must not undertake any activity which conflicts with the interests of any Group company or its clients. The suitability of a member of staff for an appointment to the Board, or as an Officer, of a Group investment vehicle also has to be considered together with any conflicts which may arise. Accordingly, the BAM HK Group reserves the right to deny, or impose restrictions on, its staff from undertaking such activities.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         (b) Any member of staff wishing, or nominated, to take on any of the following positions must obtain the prior approval of the Head of the Group company/business for which the relevant member of staff works:


                  (i) Directorships, Company Secretarial and other official appointments in respect of external investment vehicles, for which the Group provides asset management services;

                  (ii) Directorships, Company Secretarial and other official appointments in respect of investment vehicles established by the Group.

                  The Head of a Group company/business must obtain the prior approval of the Regional Chief Executive for personal appointments.

4.       OTHER EXTERNAL APPOINTMENTS

         (a) Staff must not undertake any activity which conflicts with the interests of any Group company or its clients. The suitability of a member of staff for an appointment to the Board, or as an Officer, of any external investment vehicle or any other external company also has to be considered, together with any conflicts which may arise. Accordingly, the BAM HK Group reserves the right to deny, or impose restrictions on, its staff from undertaking such activities.

         (b) Any member of staff wishing, or nominated, to take on any of the positions of Directorships, Company Secretarial or other official appointments outside the Group and whether or not related to Group business, must obtain the prior approval of the Head of the Group company/business or, in his absence, the Regional Chief Executive for which the relevant member of staff works.

         (c) The Group recognises the particular need for maintenance of confidentiality and sensitivity owed to third parties. However, prior to giving consent to any appointment, the Head of the relevant Group company/business or, in his absence, the Regional Chief Executive, should ensure that consideration is given to the matters outlined in 4 (a) above and any other issues relevant to the particular circumstances.

         (d) Where an appointment is approved, the local Company Secretary must be informed. The relevant Company Secretary must maintain a corporate database of approved external appointments. In respect of appointments outside the Group which are unrelated to Group business, the local and Group Personnel Departments must be informed.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         SECTION C: POLICY AND PROCEDURES GOVERNING GIFTS & HOSPITALITY
         --------------------------------------------------------------

1.       INTRODUCTION

(a) Compliance with this policy and record-keeping are an integral part of the BAM HK Group's compliance with regulatory requirements. This Group policy prohibits "inducements". An "inducement" is the "offering or giving, or soliciting or accepting" of gifts and/or hospitality, either in the course of business or otherwise, which significantly conflict with any duties owed by the recipient or his/her employer to clients.

(b) Staff should note that it is a criminal offence under Section 9 of the Prevention of Bribery Ordinance to receive rebates or other payments or benefits without lawful authority. Additionally, the SFC Fund Manager Code of Conduct also stipulates that SFC registered firms and their staff must not offer or accept any inducement in connection with the affairs or business of a client which is likely to significantly conflict with the duties owed to clients. The BAM HK Group is required to maintain written procedures, including monetary limits, on the acceptance and offer by staff of gifts and other benefits and to keep registers of benefits received or offered over the limits set out in the procedures.

(c) All gifts and hospitality OVER A VALUE OF HK$300 (or currency equivalent) either RECEIVED OR DISPENSED must be recorded. Registers must be maintained by appropriate Departments and the SIT to record such items. Separate registers must be maintained for gifts and hospitality received and gifts and hospitality dispensed.

2.       RESPONSIBILITY FOR MAINTENANCE OF REGISTERS

(a) Although the on-going control of compiling and keeping a register may be delegated, the responsibility for maintaining the registers lies with the following persons in respect of their Departments/Teams:

         (i)      Head of Specialist Investment Team
         (ii)     Head of Sales, Business Development and Client Services
         (iii) Head of Investment Operations including Performance, Portfolio Control, Unit Trust Dealing, Equity Dealing and Marketing
         (iv)     Head of IT
         (v)      Head of Compliance
         (vi)     Head of Human Resources, including administration
         (vii)    Head of Finance.

(b) The register maintained by each department/team will take the form of a spreadsheet held by a designated individual within each department (these are in the Compliance Manual). It is the duty of this designated individual to provide the Compliance Department with a monthly spreadsheet detailing all gifts/hospitality received/dispensed over HK$300 value for the previous month.

3.       GIFTS/HOSPITALITY HAVING A VALUE OF HK$1,200 OR MORE (OR EQUIVALENT
         CURRENCY)

3.1      Primary Requirements

(a) Members of staff and their connected persons must ensure that any gifts/hospitality they RECEIVE OR DISPENSE is neither of such an amount (HK POUND STERLING 1,200 OR MORE) nor so frequent (ESPECIALLY IF THE SUMS INVOLVED ARE INDIVIDUALLY LESS THAN HK$1,200) as significantly to conflict with any duties owed by the recipient or his/her employer to clients.

(b) Any member of staff (or any person connected with them by virtue of a family or personal relationship) who dispenses to, or receives from, a Group business contact or potential business contact, gifts/hospitality of any sort having a monetary value of HK$1,200 OR MORE must disclose details of the

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         gift/hospitality on a copy of the declaration form (these are in the Compliance Manual) and pass it to his/her Head of Department/Team who will decide, subject to the final approval of the Compliance Officer, whether the gift or hospitality may be received or dispensed, as appropriate.

(c) The form, evidencing authorisation by the Compliance Officer, must be retained in the Gifts/Hospitality Register maintained by the relevant Department/Team. (refer below to "Maintenance of Registers").

3.2      Other Requirements

(a) Gifts deemed unsuitable should be given to charity and recorded as such on the gifts register. In determining whether gifts should be given away to charity, the Head of Department/Team and Compliance Officer should consider carefully the impact on the relationship with the client. The Compliance Officer will co-ordinate the donation of gifts to charity.

(b) Hospitality dispensed includes sports events, art and cultural events, exhibitions, company visits arranged by external parties, lunches and dinners, seminars etc. but excludes lunches with existing clients that are part of the normal meeting schedule.

(c) Reasonable hospitality received by an individual can be accepted. Hospitality must be balanced between clients. There is no monetary guideline but the relevant Department/Team should ensure that only reasonable amounts of hospitality are dispensed.

(d) Any hospitality from a company/broker that involves the individual being away from the office should be booked as holiday, unless prior agreement has been obtained. An exception to this is if the invitation is extended by a Group client or prospective client.

(e) With regard to attendance at the annual investment dinner and investment seminars, it is only necessary to record these details in the appropriate register if they are paid for by anyone other than a Group company.

(f) If you are in any doubt either as to what constitutes reasonable gifts/hospitality or whether it may be received or dispensed, you must ask your Head of Department/Team or a Compliance Officer.

4.       GIFTS/HOSPITALITY WITH A VALUE OF HK$1,200 OR MORE (OR CURRENCY
         EQUIVALENT)

         Approval of the Compliance Officer is not required for Gifts/Entertainment dispensed or received if the value is LESS THAN HK$1,200. However, all Gifts/Hospitality with a value of HK$1,200 or more must be recorded on the register maintained by each Department/Team. The Head of Department/Team, when reviewing and signing off the monthly register, should consider whether there is any undue frequency of gifts/hospitality with a value of between HK$300 and HK$1,200. Hospitality received in these circumstances will include broker lunches.

5.       MAINTENANCE OF REGISTERS

(a) Details of all gifts and/or hospitality with a value of HK$300 or more, either given or received, must be recorded by the relevant Department/Team in the appropriate register.

(b) Each donor/recipient must provide details of the gift/hospitality to the holder of the appropriate register.

(c) In respect of gifts/hospitality received the following information must be entered: (i) date of receipt (ii) name of recipient (iii) name of giver (iv) item/event (v) estimated monetary value.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
(d) Regarding gifts/hospitality dispensed the following information must be entered: (i) date gift sent/hospitality given (ii) name of recipient
         (iii) name of donor/host (iv) item/event (v) estimated monetary value.

(e) The register must be reviewed and signed off monthly by the relevant Head of Department/Team or by a person of sufficient seniority nominated by the Head of Department/Team (refer to rule (2) (a) above).

7.       REPORTING TO THE COMPLIANCE DEPARTMENT

         Copies of all registers should be Emailed to the Compliance Officer by the 4th business day after the month end. "Nil" returns must also be signed off and copied to the Compliance Department. The registers will be reviewed by members of the Compliance Department on a monthly basis.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
                    SECTION D: ANNUAL COMPLIANCE DECLARATION
                    ----------------------------------------

On an annual basis, each member of BAM HK Group staff is required to provide an Annual Compliance Declaration to confirm the matters set out below. The Annual Compliance Declaration is sent to staff by the Compliance Department around February of each year and is required to be completed/signed to cover the preceding calendar year. The completed/signed Declaration is required to be returned to the Compliance Department which maintains these records. The Annual Declaration is required for regulatory purposes and requires the following confirmations:

1)       CODE OF ETHICS

         Confirmation that the staff member recognises that he/she is required to comply with the Group Code of Ethics and has read and understood the Group Code of Ethics. Furthermore, the staff member is required to confirm that in respect of:-

         a) Personal Account Dealings Rules: in the preceding calendar year, any transaction for which prior authorisation was required by him/her in accordance with these Rules was reported to the Compliance Officer and that he/she has complied with all other requirements of the Rules. Where no such reports were made during this period, he/she confirms that no personal account transactions requiring authorisation and/or provision of copy contract notes/statements were undertaken by him/her.

         b) Gifts & Hospitality Procedures: the staff member has complied with these procedures in the preceding calendar year.

         c) Appointments of Directorships & Officers Procedures: in the preceding calendar year he/she has disclosed, and obtained the internal consents required to accept, any directorship, company secretarial or other official position which is within or outside the BAM Group. Where no such disclosure has been made, he/she further confirms that he/she has not held (during the preceding calendar year), and does not currently hold, any such position.

2)       ANTI-MONEY LAUNDERING PROCEDURES

         Confirmation that the staff member has read and understood the Group Anti-Money Laundering Policy and procedures and that in the preceding calendar year he/she has reported any suspicions of Money Laundering to the Money Laundering Reporting Officer.

3)       INTERNET & EMAIL POLICIES

         Confirmation that the staff member has read and understood the Group Policies on Internet and Email use and that he/she has complied with these during the preceding calendar year.

It should be noted that adherence to the Group's procedures on the above matters is a term of the staff member's contract of employment and failure to comply may constitute gross misconduct, which is subject to the Group's formal disciplinary process. If a staff member is unable to sign the Declaration or any parts of it, he/she should contact a Compliance Officer immediately.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------

                                                                      APPENDIX 1
                                                                      ----------


            SUMMARY OF SECURITIES (INSIDER DEALING) ORDINANCE CAP 395

1.       INTRODUCTION

         Set out below is a summary of the provisions of the Ordinance. However, there is no substitute to familiarising yourself with the Ordinance. If a member of staff would like further details or is in any doubt whether a particular transaction would be prohibited by the Ordinance, he should consult the Compliance Officer. In broad terms, it is a breach of the Ordinance for a person to engage in any Insider Dealing. The Ordinance applies to any Insider Dealing in any listed securities or any derivatives relating thereto of a Company or of any Connected Company.

2.       DEFINITIONS

         Certain terms used in this Appendix are defined below.

         "COMPANY" means any company incorporated in Hong Kong or elsewhere, the securities of which are listed on any Exchange established under the Stock Exchanges Unification Ordinance.

         "CONNECTED COMPANY" means, broadly, any company which is part of the same group as a Company.

         "CONNECTED WITH A COMPANY" means an individual who:

         (a)      is a director or employee of a Company or a Connected Company
         (b) is a substantial shareholder (i.e. someone who has an interest of 10% or more of the share capital) in a Company or a Connected Company
         (c) occupies a position which may reasonably be expected to give him access to relevant information about a Company by virtue of:

                  (i) any professional or business relationship existing between himself (or his employer or a Company of which he is a director/partner) and that Company, a Connected company or an officer or substantial shareholder in either of the companies; or

                  (ii) his being a director, employee or partner of a substantial shareholder in a Company or a Connected Company; or

         (d) has access to relevant information about a Company by virtue of his being connected with another company, being information which relates to any actual or proposed transaction involving:

                  (i)      both companies; or
                  (ii) one of the companies and the Investments of the other; or
                  (iii) the fact that such transaction is no longer contemplated,

         (e) was at any time within the preceding six months an insider in relation to a Company.

         "DEALING AND DEALS" includes (whether as principal or as agent) undertaking (or agreeing the undertake) the following: buying, selling, exchanging or subscribing for any Investments or agreeing to acquire or dispose of the right to do any of the foregoing.

         "DERIVATIVES" includes options, warrants, rights or other interests in securities.

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         "INVESTMENTS" means securities and derivatives

         "RELEVANT INFORMATION" means in relation to a Company, specific information about that Company which is not generally known to the public and is likely to materially affect the price of those securities if it were so known.

         "SECURITIES" means listed shares, stocks, debentures, loan stocks, funds, bonds or other instruments.

3.       EVENTS CONSTITUTING INSIDER DEALING

         Each of the following events constitute Insider Dealing:

(a) If a person who is connected with a Company who is in possession of information which he knows is relevant information in relation to that Company either:

         (i)      deals in any Investments of that Company or a Connected
                  Company; or
         (ii) counsels or procures another person to deal in such Investments knowing or having reasonable cause to believe that person will deal in them.

(b) If a person who has information which he knows is relevant information in relation to a Company which he received (directly or indirectly) from a person:

         (i)      whom he knows is connected with that Company; and
         (ii) whom he knows or has reasonable cause to believe held that information by virtue of his connection with that Company,

         deals, or counsels or procures another person to deal, in the Investments of that Company or a Connected Company.

(c) If a person (alone or jointly with another person) who is contemplating or has contemplated making a take-over offer for a Company and who knows that the information that the offer is (or is no longer) contemplated is relevant information in relation to that Company, either:

         (i) deals in the Investments of that Company or a Connected Company or, counsels or procures another person to deal in such Investments knowing or having reasonable cause to believe that person will deal in them, otherwise than for the purposes of such a take-over; or
         (ii) discloses that information (directly or indirectly) to another person and the first person knows or has reasonable cause to believe that the other person will make use of the information for the purpose of dealing, counselling or procuring another to deal, in the Investments of the Company or a Connected Company.

(d) If a person who has received (directly or indirectly) from a person whom he knows or has reasonable cause to believe is contemplating (or is no longer contemplating) a take-over offer for a Company, information to that effect and knows that such information is relevant information in relation to that Company, deals in the Investments of the Company or any Connected Company or counsels or procures another person to so deal.

(e) If relevant information relating to a Company is disclosed (directly or indirectly) by a person connected with that Company, to another person and the first person knows that the information is relevant information in relation to that Company and knows or has reasonable cause for believing that the other person will make use of the information for the purpose of dealing, counselling or procuring another person to deal, in Investments of that Company or any Connected Company.

(f) If a person who is knowingly in possession of relevant information in relation to a Company:

               BARING ASSET MANAGEMENT HONG KONG: CODE OF ETHICS

--------------------------------------------------------------------------------
         (i) counsels or procures any other person to deal in the Investments of that Company or a Connected Company in the knowledge or with reasonable cause to believe that that person would deal in those Investments outside Hong Kong or any Stock Exchange other than the Unified Exchange; or
         (ii) discloses that relevant information to any other person in the knowledge or with reasonable cause to believe that that or some other person will make use of that information for the purpose of dealing, counselling or procuring any other person to deal, in the Investments of that Company or a Connected Company outside Hong Kong on any Stock Exchange other than a Unified Exchange

4.       PENALTIES

         The Insider Dealing Tribunal can impose stringent penalties for Insider Dealing, including (but not limited to) any one or more of the following:

         (a) an order that the person shall not be a director, or manager of any property, of a company or any way be concerned or take part in the management of a company for any period up to five years;
         (b) an order that the person pay to the Government the amount of any profit gained or loss avoided as a result of insider dealing;
         (c) an order imposing on that person a penalty of an amount up to three times the amount of profit made or loss avoided as a result of insider dealing.

         There are various other offences within the Ordinance which carry imprisonment and/or fines.